Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Annual Report on Form 20-F on the consolidated financial statements of Recon Technology, Ltd and its subsidiaries (the “Company”) of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated on September 30, 2026, relating to the consolidated balance sheets of the Company as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended June 30, 2026, 2025 and 2024, and the related notes, included in its Annual Report on Form 20-F.

/s/ Enrome LLP
Singapore
September 30, 2026
PCAOB ID #6907

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